Filed Pursuant To Rule 433

Registration No. 333-275079

January 11, 2024

Grayscale Bitcoin ETF 101 Bitcoin investing begins here

What is a Bitcoin ETF? ETF 101 with Grayscale An ETF, or Exchange-Traded Fund, is a wrapper for a single asset or basket of assets that trades throughout the day on the equities market. Early ETFs were designed to track well-known equity indices. Instead of having to purchase shares of every single stock in an index, ETFs enabled investors to buy one security providing the same exposure in a much more efficient and convenient way. Today, ETFs have matured and evolved to cover an even wider range of asset classes. ETFs provide investors with the opportunity to access fixed income, international equities, commodities, futures, and other exposures through both passive and active strategies. Now, investors can access Bitcoin through a familiar investment vehicle with the ease and benefits it has provided across almost all other asset classes. Let’s take a closer look at how this works for Bitcoin. Bitcoin Access Tools Bitcoin ETFs offer investors access to Bitcoin with the ease of the ETF wrapper: transparent reporting, convenience, and elimination of the challenges of buying, storing, and safekeeping Bitcoin directly. The table below shows different ways investors can access Bitcoin exposure and some of the benefits of using a spot Bitcoin ETF as the vehicle of choice. Spot Bitcoin ETF Bitcoin Futures ETF Spot Bitcoin Bitcoin Futures Exposure type wrapped physical wrapped synthetic physical synthetic storage / custody held in brokerage account requires digital asset wallet held in brokerage account if exchange-listed fees & expenses (beyond trading) expense ratio expense ratio + roll costs network transaction fees margin requirements + roll costs A spot Bitcoin ETF, such as Ticker: GBTC, eliminates the need for investors seeking Bitcoin exposure to identify a crypto exchange, create a wallet, link a bank account, and manage storage of their Bitcoin. Instead, investors can now invest in an ETF through their existing brokerage account with GBTC. etfs.grayscale.com info@grayscale.com

GBTC is also available to be purchased through tax-advantaged accounts like IRAs, Roth IRAs, and 401(k)s. How did we get here? For decades, ETFs have helped to expand the range of asset classes investors are able to efficiently and conveniently access. ETFs have helped democratize investing, enabling individuals to gain exposure to asset classes previously available only to institutions. With the introduction of Bitcoin ETFs, investors are now able to access Bitcoin exposure through an ETF wrapper, thus satisfying rising investor demand. Ticker: GBTC, the world’s largest publicly-available Bitcoin fund (by AUM, as of 01/10/2024), was designed at inception to uplist to an ETF. Now, more than 10 years since GBTC’s launch, we are thrilled to enable investors to access Bitcoin through a familiar, reliable investment wrapper. ETF Market Participants An important feature of ETFs is that they trade throughout market hours, just like stocks, resulting in intra-day liquidity for investors. This market is referred to as the secondary market. ETFs also trade on the primary market, only available to a specific type of institutional investor called an Authorized Participant (AP). APs interface directly with the fund’s issuer and perform an important function - creating new shares and redeeming existing shares of ETFs. APs often act on behalf of market makers, creating and redeeming shares of ETFs for the market maker in an agency capacity. ETF shares are created and redeemed at the fund’s Net Asset Value (NAV), which is close, or identical, to the shares’ trading price in the secondary market. Any difference in value between the fund’s prevailing share price and NAV is called a premium or a discount. When a premium exists, market participants are incentivized to create ETF shares on the primary market at NAV and sell them for their higher prevailing market price. The opposite is true when ETF shares are trading at a discount. This concept is called arbitrage, and it drives the ETF share price and NAV back to equilibrium. Market makers trade throughout the day for various reasons, such as facilitating client flow or to capture arbitrage opportunities through the help of APs. Participants who are able to access both markets are often able to price shares most competitively, which helps improve overall market quality and benefits investors of all types.

GBTC is also available to be purchased through tax-advantaged accounts like IRAs or 401(k)s, making it easier than ever to invest in spot Bitcoin. How did we get here? For decades, ETFs have helped to expand the range of asset classes investors are able to efficiently and conveniently access. ETFs have helped democratize investing, enabling individuals to gain exposure to asset classes previously available only to institutions. With the rise in demand for investment in Bitcoin, it is now time for the market to be able to access spot Bitcoin exposure through an ETF wrapper. GBTC, the world’s largest publicly-available Bitcoin fund (by AUM, as of 12/31/2023), was designed at inception with ETF conversion in mind. Now, 10 years after GBTC’s initial launch, we are thrilled to bring it to the final stage of its product lifecycle, enabling investors to access Bitcoin exposure through a familiar, reliable investment vehicle. ETF Market Participants An important feature of ETFs is that they trade throughout market hours, just like stocks, resulting in intra-day liquidity for investors. This market is referred to as the secondary market. ETFs also trade on the primary market, only available to a specific type of institutional investor called an Authorized Participant (AP). APs interface directly with the fund’s issuer and perform an important function - creating new shares and redeeming existing shares of ETFs. APs often act on behalf of market makers, creating and redeeming shares of ETFs for the market maker in an agency capacity. For illustrative purposes only ETF shares are created and redeemed at the fund’s Net Asset Value (NAV), which is close, or identical, to the shares’ trading price in the secondary market. Any difference in value between the fund’s prevailing share price and NAV is called a premium or a discount. When a premium exists, market participants are incentivized to create ETF shares on the primary market at NAV and sell them for their higher prevailing market price. The opposite is true when ETF shares are trading at a discount. This concept is called arbitrage, and it drives the ETF share price and NAV back to equilibrium. Market makers trade throughout the day for various reasons, such as facilitating client flow or to capture arbitrage opportunities through the help of APs. Participants who are able to access both markets are often able to price shares most competitively, which helps improve overall

Important Disclosures We use the generic term “ETF” to refer to exchange-traded investment vehicles, including those that are required to register under the Investment Company Act of 1940, as amended (the “‘40 Act”), as well as other exchange traded products which are not subject to the registration requirements of the ‘40 Act. Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec. gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services, LLC is the Marketing Agent for the Trust. An investment in the Trust involves risks, including possible loss of principal. The Trust holds Bitcoins; however, an investment in the Trust is not a direct investment in Bitcoin. As a non-diversified and single industry fund, the value of the shares may fluctuate more than shares invested in a broader range of industries. Extreme volatility, regulatory changes, and exposure to digital asset exchanges may impact the value of Bitcoin, and consequently the value of the Trust. Investments in digital assets are speculative investments that involve high degrees of risk, including a partial or total loss of invested funds. Investments in digital assets are not suitable for any investor that cannot afford loss of the entire investment. All content is original and has been researched and produced by Grayscale Investments, LLC (“Grayscale”) unless otherwise stated herein. No part of this content may be reproduced in any form, or referred to in any other publication, without the express consent of Grayscale. This information should not be relied upon as research, investment advice, or a recommendation regarding any products, strategies, or any investment in particular. This material is strictly for illustrative, educational, or informational purposes and is subject to change. This content does not constitute an offer to sell or the solicitation of an offer to sell or buy any security in any jurisdiction where such an offer or solicitation would be illegal. There is not enough information contained in this content to make an investment decision and any information contained herein should not be used as a basis for this purpose. This content does not constitute a recommendation or take into account the particular investment objectives, financial situations, or needs of investors. Investors are not to construe this content as legal, tax or investment advice, and should consult their own advisors concerning an investment in digital assets. The price and value of assets referred to in this content and the income from them may fluctuate. Past performance is not indicative of the future performance of any assets referred to herein. Fluctuations in exchange rates could have adverse effects on the value or price of, or income derived from, certain investments. There is no guarantee that the market conditions during the past period will be present in the future. Rather, it is most likely that the future market conditions will differ significantly from those of this past period, which could have a materially adverse impact on future returns. NO REPRESENTATION IS BEING MADE THAT ANY ACCOUNT WILL OR IS LIKELY TO ACHIEVE PROFITS OR LOSSES SIMILAR TO THOSE SHOWN. PAST PERFORMANCE IS NOTINDICATIVE OF FUTURE RESULTS. We selected the timeframe for our analysis because we believe broadly constitutes the most complete historical dataset for the digital assets that we have chosen to analyze. Risk Disclosures Diversification does not ensure a profit or guarantee against a loss. Extreme volatility of trading prices that many digital assets, including Bitcoin, have experienced in recent periods and may continue to experience, could have a material adverse effect on the value of the Trust and the shares of each Trust could lose all or substantially all of their value. Digital assets represent a new and rapidly evolving industry. The value of the Trust shares depends on the acceptance of the digital assets, the capabilities and development of blockchain technologies and the fundamental investment characteristics of the digital asset. Digital asset networks are developed by a diverse set of contributors and the perception that certain high-profile contributors will no longer contribute to the network could have an adverse effect on the market price of the related digital asset. Digital assets may have concentrated ownership and large sales or distributions by holders of such digital assets could have an adverse effect on the market price of such digital assets. The value of the Trust shares relates directly to the value of the underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number of factors. A substantial direct investment in digital assets may require expensive and sometimes complicated arrangements in connection with the acquisition, security and safekeeping of the digital asset and may involve the payment of substantial acquisition fees from third party facilitators through cash payments of U.S. dollars. Because the value of the Shares is correlated with the value of digital asset(s) held by the Trust, it is important to understand the investment attributes of, and the market for, the underlying digital asset. Please consult with your financial professional. The Trust relies on third party service providers to perform certain functions essential to the affairs of the Trust nd the replacement of such service providers could pose a challenge to the safekeeping of the digital asset and to the operations of the Trust. etfs.grayscale.com Spot Bitcoin: Direct Bitcoin exposure Physical: Direct investment in an asset, as opposed to accessing exposure to the asset through a derivative vehicle Synthetic: Indirect investment in an asset through a derivative vehicle Roll Costs: Transactions fees involved in trading out of expiring futures contracts and reinvesting into new ones Network Transaction Fees: Charges incurred when taking an action with a digital asset (for example, buying or selling) on the blockchain Margin Requirements: A portion of open notional value which an investor must pay in cash

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.